April 15, 2002

Aid Association for Lutherans/Lutheran Brotherhood
4321 N. Ballard Rd.
Appleton, WI 54919

This opinion is furnished in connection with the registration by Aid Association for Lutherans of variable life insurance contracts (the “Contracts”) under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 7 to Registration Statement No. 333-31011 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

The illustration of cash values and death benefits included in the section entitled “Hypothetical Illustrations,” based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for a male age 40, than to prospective purchasers of Contracts on males of other ages or on females.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus regarding actuarial matters.

/s/George D. Light

George D. Light
Second VP & Actuary
Aid Association for Lutherans/Lutheran Brotherhood